Exhibit 32.1

CERTIFICATE OF

CHIEF EXECUTIVE OFFICER

OF

HALCÓN RESOURCES CORPORATION

I, Floyd C. Wilson, Chief Executive Officer of Halcón Resources Corporation (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the nine months ended September 30, 2012, (the “Report”):

a.                    complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and that

b.                    the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at September 30, 2012, and the results of the Company’s operations for the nine months ended September 30, 2012.

November 8, 2012	By:	/s/ Floyd C. Wilson
	Name:	Floyd C. Wilson
	Title:	Chairman of the Board and Chief Executive Officer